Exhibit 4.1
Equity One, Inc.
$150,000,000
6.0% Senior Notes due 2017
PURCHASE AGREEMENT
April 11, 2007
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
as Representatives of the several Initial Purchasers
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, NY 10017
Ladies and Gentlemen:
     Equity One, Inc., a corporation organized under the laws of the State of Maryland (the “Company”), and each of its subsidiaries named in the Final Offering Memorandum (as defined below) as a Guarantor (each a “Guarantor” and collectively, the “Guarantors”), proposes to sell to the several initial purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom the Initial Purchasers named as Representatives on Schedule I (the “Representatives”) are acting as representatives, the principal amount of its debt securities identified on Schedule I hereto (the “Securities”) to be issued under an Indenture, dated as of September 9, 1998 (the “Base Indenture”), as supplemented by ten Supplemental Indentures thereto and which is expected to be further amended and supplemented by Supplemental Indenture No. 11 (the Base Indenture, including such eleven Supplemental Indentures, being referred to hereafter collectively as the “Indenture”), between the Company, the Guarantors named therein and U.S. Bank National Association (as successor to SunTrust Bank), as trustee (the “Trustee”). The Securities will be unconditionally guaranteed as to the payment of principal and interest (each, a “Guarantee” and, collectively, the “Guarantees”) by the Guarantors. To the extent there are no additional Initial Purchasers listed on Schedule I other than the Representatives, the term Representatives shall mean you, as Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either singular or plural as the context requires. The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) in reliance on an exemption therefrom. The Securities will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”).

     The holders of the Securities will be entitled to the benefits of a registration rights agreement, to be dated as of April 18, 2007 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company will agree to file with the Securities and Exchange Commission (the “Commission”), under the circumstances set forth therein, (i) a registration statement under the Securities Act relating to another series of debt securities of the Company with terms substantially identical to the Securities (the “Exchange Notes”) to be offered in exchange for the Securities (the “Exchange Offer”) and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Securities, and in each case, to use its reasonable best efforts to cause such registration statements to be declared effective.
     The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) at any time after the time this Agreement is executed and delivered by the parties hereto. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the time this Agreement is executed and delivered, if such Securities are registered for resale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemption afforded by Rule 144A under the Securities Act (“Rule 144A”)).
     The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated April 11, 2007 (the “Preliminary Offering Memorandum”), and has prepared and will deliver to each Initial Purchaser copies of a Pricing Term Sheet, dated April 11, 2007 (the “Pricing Term Sheet”), describing the terms of the Securities in the form attached hereto as Schedule III, and any other written communications listed on Schedule II, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum, the Pricing Term Sheet and any written communications listed on Schedule II are herein collectively referred to as the “Pricing Disclosure Package.” Promptly after the date hereof, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).
     All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “1934 Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Applicable Time (defined below) and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the 1934 Act after the Applicable Time and incorporated by reference in the Final Offering Memorandum.

     The Company hereby confirms its agreement with the Initial Purchasers as follows:
     SECTION 1. Representations and Warranties. The Company hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date (as defined below):
     (a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 3 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Final Offering Memorandum to register the Securities under the Securities Act.
     (b) No Integration of Offerings or General Solicitation. None of the Company or any of its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company or any of its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in (i) any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act, or (ii) any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.
     (c) Eligibility for Resale under Rule 144A. The Securities are eligible for resale pursuant to Rule 144A under the Securities Act and will not be, on the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act or quoted in a U.S. automated interdealer quotation system and the Securities, on the Closing Date, will otherwise satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act.
     (d) The Offering Memorandum. Neither the Preliminary Offering Memorandum, as of its date, the Pricing Disclosure Package, as of the Applicable Time or as of the Closing Date, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 4(a), as applicable) as of the Closing Date, contains an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through the Representatives expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, in all material respects all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4). The Company (including its agents and representatives, other than the Initial Purchasers as such) has not prepared, made, used, authorized, approved, referred to or distributed and will not prepare, make, use, authorize, approve, refer to or distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than (i) the Preliminary Offering Memorandum, (ii) the Final Offering Memorandum, (iii) any written communications listed on Schedule II, and (iv) the Pricing Term Sheet in the form of Schedule III. “Applicable Time” means 4:00 p.m. (Eastern Time) on April 11, 2007 or such other time as agreed by the Company and the Representatives.
     (e) Incorporated Documents. The documents incorporated by reference in the Preliminary Offering Memorandum and the Final Offering Memorandum at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the 1934 Act.
     (f) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor.
     (g) The Registration Rights Agreement. The Registration Rights Agreement has been duly authorized and, on the Closing Date, will have been duly executed and delivered by, and will constitute a valid and binding agreement of, the Company and each Guarantor, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law) and (iii) the discretion of the court before which any proceeding therefor may be brought (clauses (i), (ii) and (iii) are collectively referred to as the “Enforceability Limitations”), and except that enforceability of the indemnification provisions thereof may be limited by applicable law and public policy.
     (h) Authorization of the Securities and the Exchange Notes. The Securities have been duly authorized by the Company for issuance and sale pursuant to this Agreement and the Indenture. When duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee), and delivered to, and paid for by, the Initial Purchasers pursuant to this Agreement, the Securities will be valid and legally binding obligations of the Company entitled to the benefit of the Indenture and will be enforceable against the Company in accordance with their terms, subject to the Enforceability Limitations. The Indenture (including each supplemental indenture, including Supplemental Indenture No. 11) has been duly authorized, executed and delivered by the Company, and assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations. The Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Limitations.
     (i) Authorization of Guarantees. Each Guarantee has been duly authorized, executed and delivered by the applicable Guarantor and constitutes a valid and legally binding obligation of such Guarantor enforceable in accordance with its terms, subject to the Enforceability Limitations.
     (j) No Other Contracts. There is no franchise, contract or other document of a character required to be described in the Pricing Disclosure Package or the Final Offering Memorandum, or to be filed as an exhibit thereto, which is not described or filed as required. The statements in the Pricing Disclosure Package or the Final Offering Memorandum under the headings “Description of the Notes and Guarantees,” “Certain Federal Income Tax Considerations” and “Risk Factors” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.
     (k) Real Estate Investment Trust. The Company has operated, for all periods from and after January 1, 1995, and intends to continue to operate in such a manner as to qualify to be taxed as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), including the taxable year in which sales of the Securities are to occur.
     (l) No Consents. No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except such as have been obtained under the Securities Act, the 1939 Act, real estate syndication laws and such as may be required under the rules of the National Association of Securities Dealers and the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities and the Guarantees by the Initial Purchasers in the manner contemplated herein and in the Pricing Disclosure Package and the Final Offering Memorandum and the Company and each Guarantor has full power and authority to authorize, issue and sell the Securities and Guarantees to be offered by it as contemplated by this Agreement and the Indenture.
     (m) Authorization of the Indenture. The Indenture, on the date of filing thereof with the Commission and on the Closing Date, conformed or will conform in all material respects with the requirements of the Trust Indenture Act of 1939, as amended (the “1939 Act”), and the rules and regulations of the Commission thereunder (the “1939 Act Regulations” and, together with the 1939 Act, the “Trust Indenture Act”). A Statement of Eligibility on Form T-1 (“Form T-1”) relating to the Indenture has been qualified under the 1939 Act and no stop order suspending the effectiveness of the Form T-1 is in effect and no proceedings for such purpose are pending before or to the Company’s knowledge are threatened by the Commission.
     (n) Description of the Securities and the Indenture. The Securities, the Exchange Notes and the Indenture conform in all material respects to the respective statements relating thereto contained in the Pricing Disclosure Package and the Final Offering Memorandum.

     (o) No Material Adverse Effect. Since the respective dates as of which information is given in the Pricing Disclosure Package and the Final Offering Memorandum, except as may otherwise be stated therein or contemplated thereby, (A) there has been no material adverse effect on the condition (financial or otherwise), prospects, earnings or business of the Company and its subsidiaries or their properties, taken as a whole (a “Material Adverse Effect”), whether or not arising from transactions in the ordinary course of business, (B) other than those arising in the ordinary course of business, there have been no transactions or acquisitions entered into by the Company or any of its subsidiaries that are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except for regular quarterly dividends on the Company’s common stock, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
     (p) Independent Accountants. The accountants who certified the financial statements and supporting schedules included in the Final Offering Memorandum are independent public accountants as required by the Securities Act.
     (q) Title to Properties. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, the Company and the Property Subsidiaries have good and marketable fee simple title to or leasehold title in all real properties and all other properties and assets owned or leased by them, in each case free from liens, encumbrances and defects that would have a Material Adverse Effect; except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, no tenant under any lease to which the Company or any Property Subsidiary lease any portion of its property is in default under such lease, except in any case where such default would not have a Material Adverse Effect; each of the properties of any of the Company or the Property Subsidiaries complies with all applicable codes and zoning laws and regulations except in any case where such non-compliance would not have a Material Adverse Effect; and neither the Company nor any of the Property Subsidiaries has knowledge of any pending or threatened condemnation, zoning change or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to the properties of any of the Company or the Property Subsidiaries except in any case where such action or proceeding would not have a Material Adverse Effect.
     (r) No Transfer Taxes. There are no transfer taxes or other similar fees or charges under federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company and the Guarantors or sale by the Company and the Guarantors of the Securities and the Guarantees.
     (s) Preparation of the Financial Statements. The financial statements included in the Preliminary Offering Memorandum and Final Offering Memorandum, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as noted therein. The supporting schedules, if any, present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Preliminary Offering Memorandum and Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Final Offering Memorandum. All disclosures contained in the Preliminary Offering Memorandum and Final Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the Securities Act Regulations, to the extent applicable.
     (t) Incorporation and Good Standing of the Company and its Subsidiaries. The Company, each subsidiary of the Company that is a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X promulgated under the 1933 Act (each, a “Significant Subsidiary”) and each subsidiary of the Company that owns any real property (each, a “Property Subsidiary”) has been duly incorporated or organized and is validly existing as a corporation, limited partnership, general partnership or limited liability company in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate, partnership or limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum. Each of the Company, the Significant Subsidiaries and the Property Subsidiaries is duly qualified to do business as a foreign corporation, limited partnership, general partnership or limited liability company and is in good standing under the laws of each jurisdiction which requires such qualification except in any case in which the failure to so qualify or be in good standing would not have a Material Adverse Effect. All the outstanding shares of capital stock, partnership interests, limited liability company interests or other equivalent equity interests of each Significant Subsidiary and each Property Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable. Except as otherwise set forth in the Pricing Disclosure Package and the Final Offering Memorandum, all outstanding shares of capital stock, partnership interests, limited liability company interests or other equivalent equity interest of the Significant Subsidiaries and the Property Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries of the Company free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.
     (u) Capitalization and Other Matters. The Company’s authorized equity capitalization is as set forth in the Pricing Disclosure Package and the Final Offering Memorandum as of the date or dates stated therein, and the Securities and the Guarantees will conform to the description thereof contained in the Pricing Disclosure Package and the Final Offering Memorandum.
     (v) Non-Contravention of Existing Instruments. Neither the execution or delivery of this Agreement or the Indenture, the issue and sale of the Securities and the Guarantees nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or articles or certificate of formation, bylaws, partnership agreement, limited liability company agreement or other organizational documents of the Company or any of its subsidiaries, (ii) except as set forth in the Pricing Disclosure Package and the Final Offering

Memorandum, the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject where such conflict, breach or violation would have a Material Adverse Effect, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties where such conflict, breach or violation would have a Material Adverse Effect.
     (w) No Defaults. None of the Company, the Significant Subsidiaries or the Property Subsidiaries is in violation or default of any provision of its charter or articles or certificate of formation, bylaws, partnership agreement, limited liability company agreement or other organizational documents. Neither the Company nor any of its subsidiaries is in violation or default of (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (ii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except in the cases of clause (i) or (ii) for such violations or defaults that have been disclosed in the Pricing Disclosure Package and the Final Offering Memorandum or that would not have a Material Adverse Effect.
     (x) No Registration Rights. No holders of securities of the Company have rights to the registration of such securities in connection with the transactions contemplated by the Registration Rights Agreement except for those listed on Schedule 1(x), all of which have been effectively waived or are inapplicable to the offering hereby, and those pursuant to the Registration Rights Agreement, dated January 1, 1999, by and between William L. Mack, David Mack, Earle Mack, Frederic Mack, and Robert A. Elkins, doing business as Frankline Development Co., and the Company.
     (y) No Material Actions or Proceedings. Except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, there are no pending actions, suits or proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties, the ultimate determination of which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations under the Indenture or this Agreement, or which are otherwise material in the context of the sale of the Securities. No such actions, suits or proceedings are, to the Company’s knowledge, threatened or contemplated
     (z) Intellectual Property Rights. Neither the Company nor any of its subsidiaries is required to own or possess any trademarks, service marks, trade names or copyrights in order to conduct the business now operated by it, other than those the failure to possess or own would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.

     (aa) All Necessary Permits, etc. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as presently conducted, except for such failures that singly or in the aggregate would not have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     (bb) Mortgages, Deeds of Trust. The mortgages and deeds of trust encumbering the properties and assets described in the Pricing Disclosure Package and the Final Offering Memorandum (i) are not convertible (in the absence of foreclosure) into an equity interest in the property or asset described therein or in the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries hold a participating interest therein, (ii) except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, are not cross-defaulted to any indebtedness other than indebtedness of the Company or any of its subsidiaries and (iii) are not cross-collateralized to any property not owned by the Company or any of its subsidiaries.
     (cc) Tax Law Compliance. The Company has filed all foreign, federal, state and local tax returns that are required to be filed or has requested extensions thereof, except in any case in which the failure to so file would not have a Material Adverse Effect and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     (dd) Not an “Investment Company”. The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Disclosure Package and the Final Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.
     (ee) Insurance. Each of the Company, the Significant Subsidiaries and the Property Subsidiaries and each of their respective properties are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance and fidelity or surety bonds insuring the Company, the Significant Subsidiaries and the Property Subsidiaries or their respective properties, businesses, assets, employees, officers and directors are in full force and effect, except for the failure to insure or lapses in policies which would not have a Material Adverse Effect.
     (ff) Title Insurance. Title insurance in favor of the Company and the Property Subsidiaries is maintained with respect to each shopping center property owned by any such entity in an amount at least equal to (a) the cost of acquisition of such property or (b) the cost of construction of such property (measured at the time of such construction), except, in each case, where the failure to maintain such title insurance would not have a Material Adverse Effect.
     (gg) No Price Stabilization or Manipulation. The Company has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (hh) Company’s Accounting System. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (ii) Disclosure Controls and Procedures. The Company has established and maintains “internal control over financial reporting” and “disclosure controls and procedures,” in each case as required by Rule 13a-15 under the 1934 Act. To the knowledge of the Company, the Company’s internal control over financial reporting and disclosure controls and procedures are effective at a reasonable assurance level to perform the functions for which they were designed and established. Based on the most recent evaluation of the Company’s internal control over financial reporting, all significant deficiencies and material weaknesses in the design or operation of the internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data required to be disclosed by the Company in its 1934 Act reports within the time periods specified in the 1934 Act, and any fraud, whether or not material, that involves management or other employees who have a significant role in such internal control over financial reporting, have been reported to the Company’s auditors and the audit committee of the board of directors.
     (jj) Compliance with Environmental Laws. The Company and its Property Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment and Hazardous Materials (as defined herein), including, but not limited to the generation, recycling, reuse, sale, storage, handling, transport and disposal of Hazardous Materials (collectively, “Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of Hazardous Materials, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto). Except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, neither the Company nor any of the Property Subsidiaries has been named as a “potentially responsible party” under any Environmental Laws, including, but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
     (kk) Periodic Review of Costs of Environmental Compliance. In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Property Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     (ll) Compliance with Labor Laws. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that might have a Material Adverse Effect.
     (mm) Related Party Transactions. The Company (i) does not have any material lending or other relationship with any banking or lending affiliate of an Initial Purchaser except as set forth on Schedule I and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any such affiliate except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum.
     The Company acknowledges that the Initial Purchasers and, for purposes of the opinions to be delivered pursuant to Section 5 hereof, counsel for the Company and counsel for the Initial Purchasers, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.
     SECTION 2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, the principal amount of Securities and Guarantees set forth opposite such Initial Purchaser’s name in Schedule I hereto at a purchase price of 99.249% of such principal amount.
     SECTION 3. Delivery and Payment.
     (a) The Closing Date; Delivery and Payment. Delivery of and payment for the Securities and the Guarantees shall be made at 10:00 a.m. (Eastern time), New York City time, on April 18, 2007, or at such time on such later date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company (such date being herein called the “Closing Date” and such time of delivery and payment for the Securities being herein called the “Closing Time”). Delivery of the Securities and Guarantees shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds. The Securities shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers
     (b) Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that:
     (i) it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”); and
     (ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except:
     (A) within the United States to persons whom it reasonably believes to be Qualified Institutional Buyers in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A; or
     (B) in accordance with the restrictions set forth in Schedule IV hereto.
     SECTION 4. Additional Covenants. The Company further covenants and agrees with each Initial Purchaser as follows:
     (a) Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements. As promptly as practicable following the Applicable Time and in any event not later than the second business day following the date hereof, the Company will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Term Sheet and any other immaterial changes agreed to in good faith by the Company and the Representatives. The Company will not amend or supplement the Preliminary Offering Memorandum or the Pricing Term Sheet unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement. The Company will not amend or supplement the Final Offering Memorandum unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement.
     (b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If, prior to the later of (x) the Closing Date and (y) the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a

Subsequent Purchaser, not misleading, or if in the judgment of the Initial Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Company agrees to promptly prepare (subject to Section 4(a) hereof), file with the Commission (if necessary) and furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances on the Closing Date and at the time of sale of Securities, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.
     The Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 7 and 8 hereof are specifically applicable and relate to each offering memorandum, amendment or supplement referred to in this Section 4.
     (c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.
     (d) Additional Written Communications. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, it has not made and will not make any written communication in connection with the offering and sale of the Securities; provided however that the prior written consent of the Representatives shall be deemed to have been given in respect of the Pricing Term Sheet attached as Schedule III.
     (e) Blue Sky Compliance. The Company shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions designated by the Initial Purchasers, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Initial Purchasers promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.
     (f) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package and the Final Offering Memorandum.

     (g) The Depositary. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.
     (h) Additional Issuer Information. Prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, the Company shall file, on a timely basis, with the Commission all reports and documents required to be filed under Section 13 or 15 of the 1934 Act. Additionally, at any time when the Company is not subject to Section 13 or 15 of the 1934 Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Company shall furnish, at its expense, upon request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).
     (i) Agreement Not To Offer or Sell Additional Securities. During the period between the date hereof and the Closing Date, the Company will not, without the prior written consent of both the Representatives (which consent may be withheld at the discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the 1934 Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement and the Registration Rights Agreement).
     (j) Future Reports to the Initial Purchasers. At any time when the Company is subject to Section 13 or 15 of the 1934 Act and any Securities or Exchange Notes remain outstanding, the Company will upon request furnish to the Representatives: (i) as soon as practicable after the end of each fiscal year, copies of the Annual Report of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, partners’ capital and cash flows for the year then ended and the opinion thereon of the Company’s independent public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by the Company with the Commission, the NASD, Inc. (“NASD”) or any securities exchange; and (iii) as soon as available, copies of any report or communication of the Company mailed generally to holders of its debt securities (including the holders of the Securities), if, in each case, such documents are not filed with the Commission within the time periods specified by the Commission’s rules and regulations under Section 13 or 15 of the 1934 Act.
     (k) No Integration. The Company agrees that it will not and will cause its Affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A.

     (l) No Restricted Resales. During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (m) Legended Securities. Each certificate for a Security will bear the legend contained in “Transfer Restrictions” in the Final Offering Memorandum for the time period and upon the other terms stated in the Final Offering Memorandum.
     The Representatives, on behalf of the several Initial Purchasers, may together, in their sole discretion, waive in writing the performance by the Company of any one or more of the covenants set forth in this Section 4 or extend the time for their performance.
     SECTION 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase the Securities and the Guarantees shall be subject to the accuracy of the representations and warranties on the part of the Company and the Guarantors contained herein as of the Execution Time and as of the Closing Date and to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions:
     (a) Opinion of Counsel for the Company. The Company shall have requested and caused Greenberg Traurig, P.A. and Venable LLP, each counsel for the Company and the Guarantors, to have furnished to the Representatives the opinions, dated the Closing Date and addressed to the Representatives and reasonably satisfactory in form and substance to counsel for the Initial Purchasers, to the effect that.
     (i) each of the Company, the Significant Subsidiaries and the Property Subsidiaries is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction in which it is chartered or formed, with full corporate, partnership or limited liability company power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Pricing Disclosure Package and the Final Offering Memorandum, and is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing under the laws of each jurisdiction which requires such qualification wherein it owns or leases material properties or conducts material business and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum; notwithstanding the foregoing, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of Florida, Georgia and Texas;
     (ii) all the outstanding shares of capital stock, partnership interests, limited liability company interests or other equivalent equity interest of each Significant Subsidiary and Property Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, as applicable, and except as described in the Pricing Disclosure Package and the Final Offering Memorandum, all outstanding shares of capital stock, partnership interests, limited liability company interests or other equivalent equity interest of the Significant Subsidiaries and the Property Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries;
     (iii) the Company’s authorized equity capitalization is as set forth in the Pricing Disclosure Package and the Final Offering Memorandum and the Securities and the Guarantees will conform to the descriptions thereof contained in the Pricing Disclosure Package and the Final Offering Memorandum;
     (iv) the Securities have been duly and validly authorized, and, when issued and delivered by the Trustee in accordance with the terms of the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee), and delivered to, and paid for by, the Initial Purchasers pursuant to this Agreement, such Securities will constitute valid and legally binding obligations of the Company entitled to the benefits provided for in the Indenture and will be enforceable against the Company in accordance with their terms, subject to the Enforceability Limitations;
     (v) the Exchange Notes have been duly and validly authorized for issuance by the Company, and when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, as issuer, and each of the Guarantors, as a guarantor, enforceable against the Company and each of the Guarantors in accordance with their terms, subject to the Enforceability Limitations, and will be entitled to the benefits of the Indenture.
     (vi) each Guarantee has been duly authorized, executed and delivered by the applicable Guarantor and constitutes a valid and legally binding obligation of such Guarantor enforceable in accordance with its terms, subject to the Enforceability Limitations;
     (vii) to the knowledge of such counsel, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property of a character required to be disclosed in the Pricing Disclosure Package or Final Offering Memorandum which is not adequately disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, and there is no franchise, contract or other document of a character required to be described in the Pricing Disclosure Package or Final Offering Memorandum, or to be filed as an exhibit thereto, which is not described or filed as required;
     (viii) the statements included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum under the captions

“Certain Federal Income Tax Considerations”, “Description of Notes and Guarantees”, “Exchange Offer; Registration Rights”, “Transfer Restrictions” and “Risk Factors” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate in all material respects;
     (ix) the documents incorporated by reference into the Pricing Disclosure Package or Final Offering Memorandum, as of their respective effective or filing dates, other than the financial statements and other financial information contained or incorporated by reference therein, as to which counsel need express no opinion, complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations;
     (x) The Securities, the Indenture, and the Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Final Offering Memorandum.
     (xi) this Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors;
     (xii) the Indenture has been duly and validly authorized, executed and delivered by the Company and each of the Guarantors, as applicable, and assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and legally binding agreement of the Company and such Guarantors enforceable against the Company and such Guarantors in accordance with its terms, subject to the Enforceability Limitations;
     (xiii) the Registration Rights Agreement has been duly and validly authorized, executed and delivered by the Company and each of the Guarantors, as applicable, and constitutes a valid and legally binding agreement of the Company and such Guarantors enforceable against the Company and such Guarantors in accordance with its terms, subject to the Enforceability Limitations and except that enforceability of the indemnification provisions thereof may be limited by applicable law and public policy;
     (xiv) the Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Offering Memorandum, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended;
     (xv) commencing with the Company’s taxable year beginning January 1, 1995, the Company has been organized in conformity with the requirements of the Code for qualification as a “real estate investment trust” for United States federal income tax purposes and its method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a “real estate investment trust” under the Code;

     (xvi) no consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the performance by the Company and the Guarantors of the transactions contemplated herein, except such as have been obtained under the Act or the 1939 Act, real estate syndication laws and such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities and the Guarantees by the Initial Purchasers in the manner contemplated in this Agreement and in the Final Offering Memorandum and such other approvals (specified in such opinion) as have been obtained; provided, however, that no opinion shall be required with respect to real estate syndication or blue sky laws;
     (xvii) except as set forth in the Pricing Disclosure Package and the Final Offering Memorandum, neither the issue and sale of the Securities by the Company and the Guarantees by the Guarantors, the execution and delivery of this Agreement and the Indenture by the Company and the Guarantors, the consummation by the Company and the Guarantors of any other of the transactions herein or therein contemplated nor the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation of or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (a) the charter or by-laws of the Company or any of its subsidiaries, (b) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument known to such counsel to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, where such conflict, breach or violation would constitute a Material Adverse Effect, or (c) any statute, law, rule, regulation, or any judgment, order or decree known to such counsel applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or its Subsidiaries or any of its or their properties, where such conflict, breach or violation would constitute a Material Adverse Effect; and
     (xviii) to such counsel’s knowledge, no holders of securities of the Company have rights to the registration of such securities under the registration statement to be filed pursuant to the Registration Rights Agreement except for those which have been effectively waived and those pursuant to the Registration Rights Agreement, dated January 1, 1999, by and between William L. Mack, David Mack, Earle Mack, Frederic Mack, and Robert A. Elkins, doing business as Frankline Development Co., and the Company.
     (xix) Assuming the accuracy of the representations, warranties and agreements of the Company, the Guarantors and the Initial Purchasers contained in this Agreement, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Pricing Disclosure Package and the Final Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the 1939 Act.
     In addition, such counsel shall state that nothing has come to its attention that would lead it to believe that the Pricing Disclosure Package, at the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; or that the Final Offering Memorandum or any amendment or supplement thereto at the time the Final Offering Memorandum was issued, at the time any such amended or supplemented Final Offering Memorandum was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except in each case for financial statements and schedules and other financial data included or incorporated by reference therein or omitted therefrom, as to which counsel need make no statement).
     In rendering such opinions, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the States of Maryland, Florida, Texas, Georgia, Massachusetts and Delaware or the federal laws of the United States, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Initial Purchasers and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Final Offering Memorandum in this paragraph (a) include any supplements thereto at the Closing Time.
     (b) The Representatives shall have received from DLA Piper US LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Pricing Disclosure Package, the Final Offering Memorandum (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (c) The Company and each Guarantor shall have furnished to the Representatives a certificate of the Company, signed by its Chairman of the Board or the President and its principal financial or accounting officer, dated the Closing Date to the effect that the signers of such certificates have carefully examined the Pricing Disclosure Package, the Final Offering Memorandum (and any supplements thereto) and this Agreement and that:
     (i) the representations and warranties of the Company and each Guarantor in this Agreement are true and correct on and as of the Closing Time with the same effect as if made at the Closing Time and the Company and each Guarantor has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Time; and

     (ii) since the date of the most recent financial statements included or incorporated by reference in the Final Offering Memorandum (exclusive of any supplement thereto) and since the respective dates as of which information is given in the Pricing Disclosure Package, there has been no Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     (d) Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.
     (e) Accountants’ Comfort Letters. The Company shall have requested and caused Ernst & Young LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, confirming that they are independent accountants within the meaning of the 1933 Act, the 1933 Regulations, the 1934 Act and the 1934 Act Regulations stating in effect that:
     (i) in their opinion the audited financial statements and financial statement schedules of the Company included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum and reported on by them comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations;
     (ii) on the basis of carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter, a reading of the minutes of the meetings of the stockholders, directors and each of the compensation committee, executive committee and audit and review committee of the Company and the Subsidiaries and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its Subsidiaries as to transactions and events subsequent to December 31, 2006, nothing came to their attention which caused them to believe that:
     (1) there were any changes, at a specified date not more than five days prior to the date of the letter, in the long-term debt of the Company and its Subsidiaries or capital stock of the Company or decreases in the net assets or stockholders’ equity of the Company as compared with the amounts shown on the December 31, 2006 consolidated balance sheet included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum, or for the period from January 1, 2007 to such specified date there were any decreases, as compared with the corresponding period in the preceding quarter or the corresponding period in the prior year in net revenues or income before income taxes or in total or per share amounts of net income of the Company and its Subsidiaries, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Representatives;
     (2) the information included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum in response to Regulation S-K, Item 301 (Selected Financial Data), Item 302 (Supplementary Financial Information), Item 402 (Executive Compensation) and Item 503(d) (Ratio of Earnings to Fixed Charges) is not in conformity with the disclosure requirements of Regulation S-K applicable at the time such information was filed with the Commission;
     (iii) they have performed certain other specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its Subsidiaries) set forth or incorporated by reference in the Pricing Disclosure Package and the Offering Memorandum agrees with the accounting records of the Company and its Subsidiaries, excluding any questions of legal interpretation; and
     (iv) on the basis of a reading of the unaudited pro forma financial statements included or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum (the “pro forma financial statements”), carrying out certain specified procedures, inquiries of certain officials of the Company who have responsibility for financial and accounting matters, and proving the arithmetic accuracy of the application of the pro forma adjustments to the historical amounts in the pro forma financial statements, nothing came to their attention which caused them to believe that the pro forma financial statements do not comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X or that the pro forma adjustments have not been properly applied to the historical amounts in the compilation of such statements. References to the Final Offering Memorandum in this paragraph (e) include any supplement thereto at the date of the letter.
     (f) No Material Adverse Change. Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e)(ii)(1) of this Section 5 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities and the Guarantees as contemplated by the Final Offering Memorandum (exclusive of any supplement thereto).
     (g) Officer’s Certificate. The Chief Financial Officer of the Company shall have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in the form previously provided by the Representatives, that he or his staff have performed specified procedures as a result of which the Chief Financial Officer determined that certain information of an accounting, financial or statistical nature set forth or incorporated by reference in the Pricing Disclosure Package and the Final Offering Memorandum is true and correct and agrees with the accounting records of the Company and its Subsidiaries. References to the Final Offering Memorandum in this paragraph (g) include any supplement thereto at the date of the letter.
     (h) Additional Documents. Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.
     (i) The Depositary. The Securities shall be eligible for clearance and settlement through the Depositary.
     (j) No Downgrades. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, there shall not have occurred any downgrading in the rating accorded the Securities or any other debt securities of the Company by any Rating Agency nor shall any notice have been given to the Company of (i) any intended or potential downgrading by any Rating Agency in such securities or (ii) any review or possible change by any Rating Agency that does not indicate a stable, positive or improving rating accorded such securities.
     If any of the conditions specified in this Section 5 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.
     The documents required to be delivered by this Section 5 shall be delivered at the office of DLA Piper US LLP, counsel for the Initial Purchasers, at 4141 Parklake Avenue, Suite 300, Raleigh, North Carolina 27612, at the Closing Time.

     SECTION 6. Payment of Expenses.
     (a) If the sale of the Securities and the Guarantees provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 5 hereof is not satisfied, because of any termination pursuant to Section 9 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through the Representatives on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.
     (b) The Company agrees to pay the following costs and expenses and all other costs and expenses incident to the performance by it of its obligations hereunder:
     (i) the preparation, printing or reproduction and distribution of the Pricing Disclosure Package and Final Offering Memorandum (including financial statements and exhibits thereto), and each amendment or supplement to any of them;
     (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Pricing Disclosure Package and the Final Offering Memorandum and all amendments or supplements to any of them as may be reasonably requested for use in connection with the offering and sale of the Securities;
     (iii) the authorization, preparation, printing, authentication, issuance and delivery of the Securities and the Guarantees, including any taxes in connection with the issuance and sale of the Securities and the Guarantees;
     (iv) the printing (or reproduction) and delivery of this Agreement, the Registration Rights Agreement and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities and the Guarantees;;
     (v) the registration or qualification and determination of eligibility for investment of the Securities and the Guarantees for offer and sale under the laws of any jurisdiction as provided in Section 4(e) hereof (including the reasonable fees, expenses and disbursements of counsel for the Initial Purchasers relating to the preparation, printing or reproduction, and delivery of the preliminary and supplemental Blue Sky Memoranda and such registration and qualification);
     (vii) all expenses and fees (including reasonable fees and expenses of counsel) incurred in connection with the approval of the Securities for book-entry transfer by the Depositary;

     (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities and the Guarantees;
     (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company;
     (x) the fees charged by the Rating Agencies for the rating of the Securities and the Guarantees at the request of the Company; and
     (xi) the costs and expenses of the Trustee (including fees and expenses of Trustee’s counsel) under the Indenture, the Securities and the Exchange Notes.
     SECTION 7. Indemnification and Contribution.
     (a) The Company and each Guarantor, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the 1933 Act or the 1934 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Final Offering Memorandum (or in any amendment thereof), or in the Pricing Disclosure Package, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for inclusion in the Final Offering Memorandum (or in any amendment thereof), or the Pricing Disclosure Package, or in any amendment thereof or supplement thereto. This indemnity agreement will be in addition to any liability which the Company and the Guarantors may otherwise have.
     (b) Each Initial Purchaser severally and not jointly agrees to indemnify and hold harmless the Company and each Guarantor, each of its directors, and each person who controls the Company or any Guarantor within the meaning of either the 1933 Act or the 1934 Act, to the same extent as the foregoing indemnity from the Company and the Guarantors to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company and the Guarantors by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Initial Purchaser may otherwise have.
     (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, notify such indemnifying party (and in cases where any Guarantor is an indemnifying party, the Company) in writing of the commencement thereof; but the failure so to notify any indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by such indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve such indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. Each indemnifying party shall be entitled to appoint counsel of an indemnifying party’s choice at the expense of such indemnifying party to represent the indemnified party in any action for which indemnification is sought (in which case each indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding an indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and each indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by such indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and such indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) such indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) such indemnifying party (or in the case where a Guarantor is an indemnifying party, the Company) shall authorize the indemnified party to employ separate counsel at the expense of each indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding, and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.
     (d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company, each Guarantor and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company, the Guarantors and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the

Guarantors on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser (except as may be provided in any agreement among Initial Purchasers relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company, each Guarantor and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and of the Initial Purchasers on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Guarantors shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company and the Guarantors on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Guarantors and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls an Initial Purchaser within the meaning of either the 1933 Act or the 1934 Act and each director, officer, employee and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company and any Guarantor within the meaning of either the 1933 Act or the 1934 Act, and each director of the Company and each Guarantor shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).
     SECTION 8. Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities and Guarantees agreed to be purchased by such Initial Purchaser or Initial Purchasers hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities and Guarantees set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities and Guarantees set forth opposite the names of all the remaining Initial Purchasers) the Securities and Guarantees which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities and Guarantees which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities and Guarantees set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities and Guarantees, and if such nondefaulting Initial Purchasers do not purchase all the Securities and Guarantees, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 8, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Pricing Disclosure Package and the Final Offering Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company and any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.
     SECTION 9. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such Exchange, (ii) a banking moratorium shall have been declared either by federal or New York State authorities, (iii) there shall have occurred any major disruption of settlements of securities or clearance services in the United States, or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering, sale or delivery of the Securities and the Guarantees as contemplated by the Pricing Disclosure Package and the Final Offering Memorandum (exclusive of any supplement thereto).
     SECTION 10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company and each Guarantor or their officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, the Company, any Guarantor or any of the officers, directors, employees, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Securities and the Guarantees. The provisions of Sections 6 and 7 hereof shall survive the termination or cancellation of this Agreement.
     SECTION 11. No Fiduciary Relationship. EACH OF THE COMPANY AND THE GUARANTORS ACKNOWLEDGES THAT (i) IT IS CONTRACTING WITH THE INITIAL PURCHASERS ON AN ARM’S-LENGTH BASIS TO PROVIDE THE SERVICES DESCRIBED HEREIN, (ii) THE INITIAL PURCHASERS ARE NOT ACTING AS ITS AGENTS OR ADVISORS OR IN A FIDUCIARY CAPACITY WITH RESPECT TO IT, AND (iii) THE INITIAL PURCHASERS ARE NOT ASSUMING ANY DUTIES OR OBLIGATIONS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHER, IT IS NOT THE INTENTION OF THE PARTIES TO CREATE A FIDUCIARY RELATIONSHIP BETWEEN THEM.
     SECTION 12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Representatives at the address set forth on Schedule I and confirmed to the Representatives at the address set forth on Schedule I; or, if sent to the Company or any Guarantor, will be mailed, delivered or telefaxed to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, FL 33179, (fax no. (305) 947-1734) and confirmed to it at Equity One, Inc., 1600 N.E. Miami

Gardens Drive, North Miami Beach, FL 33179, attention: Gregory R. Andrews, Executive Vice President and Chief Financial Officer.
     SECTION 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 7 hereof, and no other person will have any right or obligation hereunder.
     SECTION 14. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.
     SECTION 15. Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
     SECTION 16. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof
     SECTION 17. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.
     “Agreement” shall mean this Purchase Agreement between the Company, the Guarantors and the Initial Purchasers dated April 11, 2007.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or in the City of Atlanta.
     “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
     “Rating Agencies” shall mean Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company, the Guarantors and the several Initial Purchasers.

Very truly yours, Equity One, Inc.
By:	/s/ Gregory R. Andrews
Gregory R. Andrews
Executive Vice President and Chief Financial Officer

GUARANTORS:
Cashmere Developments, Inc.
Centrefund (US), LLC
Centrefund Realty (U.S.) Corporation
Equity One (Commonwealth) Inc.
Equity One (Delta) Inc.
Equity One (Florida Portfolio) Inc.
Equity One (Louisiana Portfolio) LLC
Equity One (North Port) Inc.
Equity One (Northeast Portfolio) Inc.
Equity One (Point Royale) Inc.
Equity One (Sky Lake) Inc.
Equity One (Southeast Portfolio) Inc.
Equity One (Summerlin) Inc.
Equity One (Sunlake) Inc.
Equity One (Walden Woods) Inc.
Equity One Acquisition Corp.
Equity One Realty & Management FL, Inc.
Equity One Realty & Management NE, Inc.
Equity One Realty & Management SE, Inc.
Equity One Realty & Management Texas, Inc.
EQY (Southwest Portfolio) Inc.
Gazit (Meridian) Inc.
IRT Alabama, Inc.
IRT Capital Corporation II
IRT Management Company
Louisiana Holding Corp.
Prosperity Shopping Center Corp.
Shoppes at Jonathan’s Landing, Inc.
Southeast U.S. Holdings Inc.
The Meadows Shopping Center, LLC
The Shoppes of Eastwood, LLC

By:	/s/ Gregory R. Andrews
Gregory R. Andrews
Executive Vice President and CFO IRT Partners, L.P.

By:	Equity One, Inc., its general partner

By:	/s/ Gregory R. Andrews
Gregory R. Andrews
Executive Vice President and Chief Financial Officer

     The foregoing Agreement is hereby confirmed and accepted as of the date first above written.
J.P. Morgan Securities Inc.

By:	/s/ Robert Bottamedi

Name:	Robert Bottamedi

Title:	Vice President

Deutsche Bank Securities Inc.

By:	/s/ Jared Birnbaum

Name:	Jared Birnbaum

Title:	Director

By:	/s/ Ben Smilchensky

Name:	Ben Smilchensky

Title:	Managing Director

     For themselves and the other several Initial Purchasers named in Schedule I.

SCHEDULE I

Aggregate Principal
Amount of
Securities to be
Initial Purchasers	Purchased
J.P. Morgan Securities Inc.	$45,000,000
Deutsche Bank Securities Inc.	$45,000,000
Banc of America Securities LLC	$6,000,000
BB&T Capital Markets, a division of Scott & Strongfellow, Inc.	$6,000,000
Citigroup Global Markets Inc.	$6,000,000
Credit Suisse Securities (USA) LLC	$6,000,000
Morgan Keegan & Company, Inc.	$6,000,000
Morgan Stanley & Co. Incorporated	$6,000,000
PNC Capital Markets LLC	$6,000,000
SunTrust Capital Markets, Inc.	$6,000,000
Wachovia Capital Markets, LLC	$6,000,000
Wells Fargo Securities, LLC	$6,000,000
Total	$150,000,000

SCHEDULE 1(x)
LIST OF REGISTRATION RIGHTS AGREEMENTS
1.	Registration Rights Agreement dated October 28, 2002 among Equity One, Inc., Silver Maple (2001), Inc., M.G.N. (USA), Inc. and A-H Investments US, L.P.
2.	Amended and Restated Employment Agreement effective as of January 1, 2002, between Equity One, Inc. and Chaim Katzman.
3.	Amended and Restated Employment Agreement effective as of January 1, 2002, between Equity One, Inc. and Doron Valero.
4.	Stock Exchange Agreement dated May 18, 2001 among Equity One, Inc., First Capital Realty, Inc. (formerly Centrefund Realty Corporation) and First Capital America Holding Corp, as amended by the consent dated July 26, 2001 to the Assignment and Assumption Agreement dated July 26, 2001 among First Capital, First Capital Holding, Ficus, Inc. and Silver Maple (2001), Inc.
5.	Subscription Agreement dated October 4, 2000 between Equity One, Inc. and Alony Hetz Properties & Investments, Ltd.
6.	Registration Rights Agreement dated January 1, 1996 among Equity One, Inc., Chaim Katzman, Gazit Holdings, Inc., Dan Overseas Limited, M.G.N. Oil & Gas Resources, Ltd., Eli Macaby, Doron Valero and David Voolkan.
7.	Settlement Agreement dated March 6, 1998 among Gazit, Inc., Danbar Resources Ltd. And Dan Overseas.
8.	Investment Contract dated May 21, 1996 between Gazit-Globe (1982) Ltd., Dan Overseas, Gazit (1995), Inc., Equity One, Inc. and M.G.N. (USA), Inc.
     9. Registration Rights Agreement dated December 1998 by and between Mack Affiliates and Robert A. Elkins, doing business as Frankline Development Co., L.L.C., and Equity One, Inc.

SCHEDULE II
Written Communications
None, other than Pricing Term Sheet listed on Schedule III

EQUITY ONE, INC.
$150,000,000
6.00% NOTES DUE SEPTEMBER 15, 2017
PRICING TERM SHEET
Dated: April 11, 2007

Issuer:	Equity One, Inc.
Security description:	6.00% Senior Notes due 2017
Distribution:	144A with Registration Rights
Size:	$150,000,000
Gross proceeds:	$149,848,500
Maturity:	September 15, 2017
Coupon:	6.00%
Price:	99.899% of face amount
Yield to maturity:	6.014%
Spread to Benchmark Treasury:	1.28%
Benchmark Treasury:	4.625% due February 15, 2017
Benchmark Treasury Price and Yield:	99-4+ / 4.734%
Interest Payment Dates:	March 15 and September 15, commencing
September 15, 2007
Optional redemption:	Make-whole call @ T+20bps
Trade date:	April 11, 2007
Settlement:	T+5; April 18, 2007
Denominations/Multiple:	2,000 x 1,000
Ratings:	Baa3(+)/BBB-(+)
Bookrunners:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Banc of America Securities LLC
BB&T Capital Markets
Citigroup Global Markets, Inc.
Credit Suisse Securities (USA) LLC
Morgan Keegan & Company, Inc.
Morgan Stanley & Co. Incorporated
PNC Capital Markets LLC.
SunTrust Capital Markets, Inc.
Wachovia Capital Markets, LLC
Wells Fargo Securities, LLC
These securities have not been registered under the Securities Act of 1933, as amended, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption from registration.

The information in this term sheet supplements the Company’s preliminary Offering Memorandum, dated April 11, 2007 (the “Preliminary Offering Memorandum”) and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. This term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

SCHEDULE IV
Restrictions on Offers and Sales Outside the United States
     In connection with offers and sales of Securities outside the United States:
     (a) Each Initial Purchaser acknowledges that the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.
     (b) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) Such Initial Purchaser has offered and sold the Securities, and will offer and sell the Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Securities and the Closing Date, only in accordance with Regulation S under the Securities Act (“Regulation S”) or Rule 144A or any other available exemption from registration under the Securities Act.
     (ii) None of such Initial Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.
     (iii) At or prior to the confirmation of sale of any Securities sold in reliance on Regulation S, such Initial Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchase Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”
     (iv) Such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company.
Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.
     (c) Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:
     (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and
     (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.
     (d) Each Initial Purchaser acknowledges that no action has been or will be taken by the Company that would permit a public offering of the Securities, or possession or distribution of any of the Pricing Disclosure Package or the Final Offering Memorandum, or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required.